News Release

2100 Highway 55
Medina, MN 55340-9770
763-542-0500 763-542-0599 fax

Contact: Richard Edwards
Phone: 763-513-3477
Polaris & KTM to Continue Strategic Partnership As
Independent Companies
Polaris to Maintain 25% Ownership Stake in KTM
MINNEAPOLIS (July 28, 2006) — Polaris Industries Inc. (NYSE/PSE: PII) and KTM Power Sports AG (“KTM”) today jointly announced that they will continue their strategic partnership at an operational and technical level but that they no longer anticipate that Polaris will acquire a majority equity interest in KTM. On July 19, 2005 the companies announced that Polaris purchased approximately a 25 percent interest in KTM and that Polaris and KTM’s largest shareholder, Cross Industries AG (“Cross”), had entered into an option agreement which provided that, under certain conditions in 2007, either Cross could purchase Polaris’ interest in KTM or, alternatively, Polaris could purchase Cross’ majority interest in KTM. Although the options are not exercisable until 2007, it is likely that under the terms of the option agreement, Cross would have the initial option to purchase Polaris’ equity interest in KTM. On July 19, 2005 the companies also announced that during the first phase of the partnership each company would be run independently and that Polaris and KTM would work on several specific cooperative projects.
“Our teams have worked well together over the past year. The strategic partnership has accomplished a tremendous amount so far and achieved nearly all our goals during the first 12 months of its existence.” said Tom Tiller, Polaris’ CEO. “For instance, in February of this year Polaris and KTM entered into a long-term exclusive engine supply agreement for ATV applications and in March of this year KTM became Polaris’ distributor in Germany. Additionally, our co-development projects are progressing nicely and we expect to make an exciting announcement about one of our projects in the near future. These and other joint cooperation projects will continue into the future. I expect the technical cooperation between our companies to continue to be strong in the coming years.”
“We are very pleased with the results of the first phase of the strategic partnership and look forward to continuing the relationship” said Stefan Pierer, KTM’s CEO. “Nevertheless, Rudolf Knünz (the other principal in Cross) and I have recently informed Polaris of our intention not to sell Cross’ interest in KTM to Polaris. We wish to remain in control of KTM and for KTM to remain an independent company.”
Tom Tiller concluded, “When we structured Polaris’ path toward complete ownership of KTM as a 2-staged process, we recognized that this was a possible outcome. Polaris continues to own a 25 percent equity interest in KTM and we continue to have confidence in the KTM management team and their ability to execute the KTM operational plan.”

Conference Call to be Held
Today at 10:00 AM (CDT) Polaris Industries Inc. will host a conference call to discuss Polaris’ investment and partnership with KTM. The conference call is accessible by dialing 800-374-6475 in the U.S. and Canada or 706-679-2596 for International calls or via the Investor Relations page of the Company’s web site, www.polarisindustries.com (click on Our Company then Investor Relations). The conference call will be available through Friday August 4, 2006 by dialing 800-642-1687 in the U.S. and Canada, or 706-645-9291 for International calls and entering passcode 3652602, and on Polaris’ web site.
About Polaris
With annual 2005 sales of $1.9 billion, Polaris designs, engineers, manufactures and markets snowmobiles, all-terrain vehicles (ATVs), Victory motorcycles and the Polaris RANGER for recreational and utility use.
Polaris is a recognized leader in the snowmobile industry; and one of the largest manufacturers of ATVs in the world. Victory motorcycles, established in 1998 and representing the first all-new American-made motorcycle from a major company in nearly 60 years, are rapidly making impressive in-roads into the motorcycle cruiser marketplace. Polaris also enhances the riding experience with a complete line of Pure Polaris apparel, accessories and parts, available at Polaris dealerships.
Polaris Industries Inc. trades on the New York Stock Exchange and Pacific Stock Exchange under the symbol “PII,” and the Company is included in the S&P Small-Cap 600 stock price index.
Information about the complete line of Polaris products, apparel and vehicle accessories is available from authorized Polaris dealers or anytime from the Polaris homepage at www.polarisindustries.com.
About KTM
KTM Power Sports AG designs, engineers, manufactures and markets off-road and on-road motorcycles and related parts, garments and accessories with annual sales of 451.2 million Euros in 2005. The product portfolio consists of over 23 different off-road and on-road motorcycles ranging in engine size from 50cc to 990cc.
KTM is best known for its racing heritage. KTM has won 120 World Championship Titles, 14 in 2005 alone. The Company employs approximately 1,600 employees and assembles its engines and motorcycles in Mattighofen, Austria. Additionally, the Company manufactures exhaust systems, frames, shocks and spoke wheels. KTM sells its motorcycles through a network of over 1400 independent dealers and approximately 50 distributors worldwide with Europe being its strongest market. Information about the complete line of KTM products, apparel and vehicle accessories is available from authorized KTM dealers or from the KTM homepage at www.ktm.com.
Except for historical information contained herein, the matters set forth in this news release are forward-looking statements that involve certain risks and uncertainties that could cause actual results to differ materially from those forward-looking statements. Potential risks and uncertainties include such factors as product offerings, promotional activities and pricing strategies by competitors; warranty expenses; foreign currency exchange rate fluctuations; effects of the KTM relationship; environmental and product safety regulatory activity; effects of weather; commodity costs; uninsured product liability claims; and overall economic conditions, including inflation and consumer confidence and spending. Investors are also directed to consider other risks and uncertainties discussed in documents filed by the Company with the Securities and Exchange Commission.

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